Exhibit 99.2

To the Non-Managing Members of

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Patrick T. Egan
President and Director
Ceres Managed Futures LLC Managing Member,
CMF Boronia I, LLC

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of CMF Boronia I, LLC:

We have audited the accompanying statements of financial condition of CMF Boronia I, LLC (formerly, Morgan Stanley Smith Barney Boronia I, LLC) (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in members’ capital for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Boronia I, LLC as of December 31, 2016 and 2015, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Statements of Financial Condition

December 31, 2016 and 2015

	December 31,	December 31,
	2016	2015
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $14,990,267 and $61,240,949 at December 31, 2016 and 2015, respectively)	$14,996,688	$61,245,980
Unrestricted cash (Note 2e)	25,045,719	4,490,382
Restricted cash (Note 2e)	6,140,294	8,036,930
Net unrealized appreciation on open futures contracts	440,733	416,997
Net unrealized appreciation on open forward contracts	-	188,568

Total equity in trading account	46,623,434	74,378,857

Cash at bank (Note 1)	217	-
Interest receivable	4,999	-

Total assets	$46,628,650	$74,378,857

Liabilities and Members’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$200,839	$-
Accrued expenses:
Management fees (Note 3a)	56,159	101,160
Administrative fees (Note 2k)	10,199	18,063

Total liabilities	267,197	119,223

Members’ Capital:
Managing Member	-	-
Non-Managing Members	46,361,453	74,259,634

Total Members’ capital (net asset value)	46,361,453	74,259,634

Total liabilities and Members’ capital	$46,628,650	$74,378,857

See accompanying notes to financial statements.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Condensed Schedule of Investments

December 31, 2016

	Notional ($)/ Number of Contracts	Fair Value	% of Members’ Capital
Futures Contracts Purchased
Commodity	372	$31,000	0.07%
Equity	489	117,209	0.25
Currencies	8	4,408	0.01
Interest Rates	914	375,731	0.81

Total futures contracts purchased		528,348	1.14

Futures Contracts Sold
Commodity	251	11,576	0.02
Equity	85	(51,044)	(0.11)
Interest Rates	387	(48,147)	(0.10)

Total futures contracts sold		(87,615)	(0.19)

Net unrealized appreciation on open futures contracts		$440,733	0.95%

Unrealized Appreciation on Open Forward Contracts
Currencies	$73,661,828	$194,474	0.42%

Total unrealized appreciation on open forward contracts		194,474	0.42

Unrealized Depreciation on Open Forward Contracts
Currencies	$117,086,341	(395,313)	(0.85)

Total unrealized depreciation on open forward contracts		(395,313)	(0.85)

Net unrealized depreciation on open forward contracts		$(200,839)	(0.43)%

U.S. Government Securities

				% of Members’
Face Amount	Maturity Date	Description	Fair Value	Capital
$ 15,000,000	1/19/2017	U.S. Treasury bills, 0.365% * (Amortized cost of $14,990,267)	$14,996,688	32.35%

*	Liquid non-cash held as collateral.

See accompanying notes to financial statements.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Condensed Schedule of Investments

December 31, 2015

	Notional ($)/ Number of Contracts	Fair Value	% of Members’ Capital
Futures Contracts Purchased
Commodity	395	$28,612	0.04%
Equity	153	(89,212)	(0.12)
Interest Rates	1,732	97,313	0.13

Total futures contracts purchased		36,713	0.05

Futures Contracts Sold
Commodity	1,479	242,543	0.33
Equity	430	47,654	0.06
Interest Rates	600	90,087	0.12

Total futures contracts sold		380,284	0.51

Net unrealized appreciation on open futures contracts		$416,997	0.56%

Unrealized Appreciation on Open Forward Contracts
Currencies	$240,769,225	$1,301,975	1.75%

Total unrealized appreciation on open forward contracts		1,301,975	1.75

Unrealized Depreciation on Open Forward Contracts
Currencies	$226,619,732	(1,113,407)	(1.50)

Total unrealized depreciation on open forward contracts		(1,113,407)	(1.50)

Net unrealized appreciation on open forward contracts		$188,568	0.25%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Members’ Capital
$ 61,250,000	1/21/2016	U.S. Treasury bills, 0.19% * (Amortized cost of $61,240,949)	$61,245,980	82.48%

*	Liquid non-cash held as collateral.

See accompanying notes to financial statements.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Statements of Income and Expenses

For the Years Ended December 31, 2016, 2015, and 2014

	2016	2015	2014
Investment Income:

Interest income	$100,218	$14,687	$-

Expenses:

Brokerage, clearing and transaction fees (Note 2j)	1,367,057	2,763,824	2,052,580

Incentive fees (Note 3b)	595,155	905,715	4,277,978

Management fees (Note 3a)	856,461	1,600,046	1,469,759

Administrative fees (Note 2k)	151,367	298,467	218,402

Other fees	783	-	-

Total expenses	2,970,823	5,568,052	8,018,719

Net investment loss	(2,870,605)	(5,553,365)	(8,018,719)

Trading Results:

Net gains (losses) on trading of commodity interests:

Net realized gains (losses) on closed contracts	4,106,253	681,575	24,091,671

Net change in unrealized gains (losses) on open contracts	(371,619)	(2,589,491)	1,029,069

Total trading results	3,734,634	(1,907,916)	25,120,740

Net income (loss)	$864,029	$(7,461,281)	$17,102,021

See accompanying notes to financial statements.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2016, 2015, and 2014

	Managing	Non-Managing
	Member	Members	Total

Members’ Capital, December 31, 2013	$-	$65,220,505	$65,220,505

Capital contributions	-	27,101,868	27,101,868

Net income (loss)	-	17,102,021	17,102,021

Capital withdrawals	-	(5,161,460)	(5,161,460)

Members’ Capital, December 31, 2014	-	104,262,934	104,262,934

Capital contributions	-	20,644,237	20,644,237

Net income (loss)	-	(7,461,281)	(7,461,281)

Capital withdrawals	-	(43,186,256)	(43,186,256)

Members’ Capital, December 31, 2015	-	74,259,634	74,259,634

Capital contributions	-	13,406,485	13,406,485

Net income (loss)	-	864,029	864,029

Capital withdrawals	-	(42,168,695)	(42,168,695)

Members’ Capital, December 31, 2016	$-	$46,361,453	$46,361,453

See accompanying notes to financial statements.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

1.	Organization:

CMF Boronia I, LLC (formerly, Morgan Stanley Smith Barney Boronia I, LLC) (“Boronia I, LLC” or the “Trading Company”) was formed on March 27, 2008, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). The Trading Manager (as defined below) may also determine to invest up to all of the Trading Company’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Trading Company commenced operations on April 1, 2008.

Ceres Managed Futures LLC (“Ceres”, “Managing Member” or the “Trading Manager”) is the trading manager and the managing member of the Trading Company. At December 31, 2016, Ceres was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH was ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses.

Ceres has retained Boronia Capital Pty. Ltd. (“Boronia” or the “Trading Advisor”) to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Boronia, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company. As of December 31, 2016 and 2015, Managed Futures Strategic Alternatives, L.P. (“Strategic Alternatives”) (a Delaware limited partnership), Meritage Futures Fund L.P. (“Meritage”) (a Delaware limited partnership), LV Futures Fund L.P. (“LV”) (a Delaware limited partnership), Polaris Futures Fund L.P. (“Polaris”) (a Delaware limited partnership), Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) (a New York limited partnership), Global Futures Fund Ltd. (“Global Futures”) (a Cayman Islands exempted company), Institutional Fund Portfolio L.P. (“Institutional Portfolio”) (a New York limited partnership) and Morgan Stanley Managed Futures Custom Solutions Fund LP - Series A (“Custom Solutions”) (a Delaware limited partnership) were the Members of the Trading Company. Strategic Alternatives, Meritage, LV, Polaris, Tactical Diversified, Global Futures, Institutional Portfolio and Custom Solutions each owned approximately 7.7%, 8.0%, 7.0%, 22.2%, 35.0%, 6.3%, 8.0% and 5.8% of the Trading Company at December 31, 2016, respectively. Strategic Alternatives, Meritage, LV, Polaris, Tactical Diversified, Global Futures, Institutional Portfolio and Custom Solutions each owned approximately 2.8%, 4.8%, 2.8%, 23.5%, 48.8%, 5.3%, 6.2% and 5.8% of the Trading Company at December 31, 2015, respectively.

The clearing commodity broker for the Trading Company is Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company’s assets available for trading in Futures Interests. MS&Co. is a wholly-owned subsidiary of Morgan Stanley. The Trading Company also deposits a portion of its cash in a non-trading account at JPMorgan Chase Bank, N.A.

In July 2015, the Trading Manager delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Trading Company.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Trading Company is not required to provide a Statement of Cash Flows.

c.

Trading Company’s Investments. All Futures Interests of the Trading Company, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The Futures Interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Gains or losses are realized when contracts are liquidated and are determined by first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses.

d.

Foreign Currency Transactions and Translation. The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Restricted and Unrestricted Cash. The cash held by the Trading Company available for trading in Futures Interests is on deposit in commodity brokerage accounts with MS&Co. As reflected in the Statements of Financial Condition, through December 31, 2015, restricted cash equaled the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forward and option contracts and offset unrealized losses only on the offsetting London Metal Exchange positions. Starting January 1, 2016, the Partnership’s restricted cash is now equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. All of these amounts are maintained separately. At December 31, 2016 and 2015, the amount of cash held for margin requirements was $6,140,294 and $8,036,930, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. Restricted and unrestricted cash includes cash denominated in foreign currencies of $3,808,593 (cost of $3,811,974) and $86,071 (cost of $83,504) as of December 31, 2016 and 2015, respectively.

f.

Revenue Recognition. For excess cash which is not invested by the Trading Manager in U.S. Treasury bills and/or other permitted investments, monthly, MS&Co. pays the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. When the effective rate is less than zero, no interest is earned. For purposes of such interest payments, daily funds do not include monies due to the Trading Company on Futures Interests that have not been received. MS&Co. will retain any excess interest not paid to the Trading Company on such uninvested cash.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

g.

Income Taxes. Income taxes have not been listed as each Member is individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Manager concluded that no provision for income tax is required in the Trading Company’s financial statements. The Trading Company files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2013 through 2016 tax years remain subject to examination by U.S. federal and most state tax authorities. The Trading Manager does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.

Investment Company Status. Effective January 1, 2014, the Trading Company adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services – Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the Trading Manager’s assessment, the Trading Company has been deemed to be an investment company since inception. Accordingly, the Trading Company follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

i.

Fair Value of Financial Instruments. The carrying value of the assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 825, “Financial Instruments,” approximates fair value due to the short term nature of such balances.

j.

Brokerage, Clearing and Transaction Fees. The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees are paid as they are incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transaction and clearing fees as they are incurred.

k.

Administrative Fee. The Trading Company accrues and pays to Ceres a monthly fee to cover all administrative and operating expenses (the “administrative fee”). The monthly administrative fee is equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There are no administrative fees allocated to Polaris and Polaris’ Members’ Capital is excluded from the determination of the administrative fee.

l.

Equity in Trading Account. The Trading Company’s asset “Equity in trading account,” reflected in the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with MS&Co., a portion of which is used as margin for trading, (b) net unrealized appreciation on open futures contracts and net unrealized appreciation on open forward contracts, which are at fair value and calculated as the difference between the original contract value and fair value, as applicable and (c) U.S. Treasury bills, at fair value, if any.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis in the Statements of Financial Condition.

The Trading Company has offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

m.	Dissolution of the Trading Company. The Trading Company shall be dissolved upon the first of the following events to occur:

(1)	The sole determination of Ceres;

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

n.

Recent Accounting Pronouncement. In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Trading Manager is currently evaluating the impact this guidance will have on the Trading Company’s financial statements and related disclosures.

o.

Reclassification. Certain prior period amounts have been reclassified to conform to current period presentation. Amounts previously presented as net unrealized gain (loss) on open contracts in the Statements of Financial Condition are now reported as net unrealized appreciation on open futures contracts, net unrealized depreciation on open futures contracts, net unrealized appreciation on open forward contracts and net unrealized depreciation on open forward contracts, as applicable. In addition, amounts previously presented as futures and forward contracts purchased and futures and forward contracts sold in the Condensed Schedules of Investments are now reported as futures contracts purchased, futures contracts sold, unrealized appreciation on open forward contracts and unrealized depreciation on open forward contracts, as applicable.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

3.	Trading Advisor:

Ceres has retained Boronia to make all trading decisions for the Trading Company.

Fees paid to Boronia by the Trading Company consist of a management fee and an incentive fee as follows:

a.

Management Fee. Effective January 1, 2015, the Trading Company accrues and pays Boronia a monthly management fee equal to 1/12th of 1.5% (a 1.5% annual rate) of the net assets allocated to Boronia as of the first day of the month. Prior to December 31, 2014, the Trading Company accrued and paid to Boronia a monthly management fee equal to 1/12th of (3.0% if the beginning net assets is less than or equal to $60,000,000; 1.875% if the beginning net assets is greater than $60,000,000 and less than or equal to $120,000,000; or 1.50% if the beginning net assets is greater than $120,000,000) based on the Trading Company’s beginning net assets plus additions less withdrawals (as of the beginning of the month).

b.

Incentive Fee. The Trading Company pays Boronia a quarterly incentive fee equal to 20% of the new trading profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New trading profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage, clearing and transaction costs, and administrative fees are deducted. When Boronia experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Boronia must recover such losses before it is eligible for an incentive fee in the future. Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

4.	Financial Instruments:

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests are fair valued as discussed in Note 6, “Fair Value Measurements.”

The Trading Company’s contracts are accounted for on a trade-date basis. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method.

5.	Trading Activities:

The Trading Company’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.

The Trading Manager estimates that at any given time approximately 12.9% to 50.7% of the Trading Company’s contracts are traded over-the-counter.

All of the Futures Interests owned by the Trading Company are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2016 and 2015 were 3,940 and 7,364, respectively. The monthly average notional value of currency forward contracts traded during the years ended December 31, 2016 and 2015 were $392,528,895 and $746,274,309, respectively.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to the assets and liabilities of the Trading Company’s derivative instruments and transactions eligible for offset subject to master netting agreements or similar agreements as of December 31, 2016 and 2015, respectively.

		Gross Amounts	Amounts
		Offset in the	Presented in the	Gross Amounts Not Offset in the
		Statements of	Statements of	Statements of Financial Condition
	Gross Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2016	Recognized	Condition	Condition	Instruments	Received/Pledged *	Net Amount
Assets
Futures	$787,010	$(346,277)	$440,733	$-	$-	$440,733
Forwards	194,474	(194,474)	-	-	-	-

Total assets	$981,484	$(540,751)	$440,733	$-	$-	$440,733

Liabilities
Futures	$(346,277)	$346,277	$-	$-	$-	$-
Forwards	(395,313)	194,474	(200,839)	-	-	(200,839)

Total liabilities	$(741,590)	$540,751	$(200,839)	$-	$-	$(200,839)

Net fair value						$239,894	*

		Gross Amounts	Amounts
		Offset in the	Presented in the	Gross Amounts Not Offset in the
		Statements of	Statements of	Statements of Financial Condition
	Gross Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2015	Recognized	Condition	Condition	Instruments	Received/Pledged *	Net Amount
Assets
Futures	$1,021,288	$(604,291)	$416,997	$-	$-	$416,997
Forwards	1,301,975	(1,113,407)	188,568	-	-	188,568

Total assets	$2,323,263	$(1,717,698)	$605,565	$-	$-	$605,565

Liabilities
Futures	$(604,291)	$604,291	$-	$-	$-	$-
Forwards	(1,113,407)	1,113,407	-	-	-	-

Total liabilities	$(1,717,698)	$1,717,698	$-	$-	$-	$-

Net fair value						$605,565	*

*

In the event of default by the Trading Company, MS&Co., the Trading Company’s commodity futures broker and/or the sole counterparty to the Trading Company’s off-exchange-traded contracts, as applicable, has the right to offset the Trading Company’s obligation with the Trading Company’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Trading Company is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Trading Company’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

The following tables indicate the Trading Company’s gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2016 and 2015, respectively:

	December 31, 2016
Assets
Futures Contracts
Commodity	$172,706
Equity	217,712
Currencies	4,408
Interest Rates	392,184

Total unrealized appreciation on open futures contracts	787,010

Liabilities
Futures Contracts
Commodity	(130,130)
Equity	(151,547)
Interest Rates	(64,600)

Total unrealized depreciation on open futures contracts	(346,277)

Net unrealized appreciation on open futures contracts	$440,733	*

Assets
Forward Contracts
Currencies	$194,474

Total unrealized appreciation on open forward contracts	194,474

Liabilities
Forward Contracts
Currencies	(395,313)

Total unrealized depreciation on open forward contracts	(395,313)

Net unrealized depreciation on open forward contracts	$(200,839)	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

	December 31, 2015
Assets
Futures Contracts
Commodity	$569,803
Equity	93,601
Interest Rates	357,884

Total unrealized appreciation on open futures contracts	1,021,288

Liabilities
Futures Contracts
Commodity	(298,648)
Equity	(135,159)
Interest Rates	(170,484)

Total unrealized depreciation on open futures contracts	(604,291)

Net unrealized appreciation on open futures contracts	$416,997	*

Assets
Forward Contracts
Currencies	$1,301,975

Total unrealized appreciation on open forward contracts	1,301,975

Liabilities
Forward Contracts
Currencies	(1,113,407)

Total unrealized depreciation on open forward contracts	(1,113,407)

Net unrealized appreciation on open forward contracts	$188,568	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2016, 2015 and 2014.

Sector	2016		2015		2014
Commodity	$(368,763)		$(1,605,878)		$10,246,012
Equity	2,214,030		(7,759,681)		4,864,295
Currencies	(1,423,438)		4,444,314		2,191,620
Interest Rates	3,312,805		3,013,329		7,818,813

Total	$3,734,634	***	$(1,907,916)	***	$25,120,740	***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

6.	Fair Value Measurements:

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, forward, swap and option contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Trading Company considers prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2016 and 2015, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. For the years ended December 31, 2016 and 2015, there were no transfers of assets or liabilities between Level 1 and Level 2.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

December 31, 2016	Total	Level 1	Level 2	Level 3

Assets

U.S. Treasury bills	$14,996,688	$-	$14,996,688	$-

Futures	787,010	787,010	-	-

Forwards	194,474	-	194,474	-

Total assets	$15,978,172	$787,010	$15,191,162	$-

Liabilities

Futures	$346,277	$346,277	$-	$-

Forwards	395,313	-	395,313	-

Total liabilities	$741,590	$346,277	$395,313	$-

December 31, 2015	Total	Level 1	Level 2	Level 3

Assets

U.S. Treasury bills	$61,245,980	$-	$61,245,980	$-

Futures	1,021,288	1,021,288	-	-

Forwards	1,301,975	-	1,301,975	-

Total assets	$63,569,243	$1,021,288	$62,547,955	$-

Liabilities

Futures	$604,291	$604,291	$-	$-

Forwards	1,113,407	-	1,113,407	-

Total liabilities	$1,717,698	$604,291	$1,113,407	$-

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

7.	Financial Instrument Risk:

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests and changes in interest rates make the Members’ investments volatile. If Boronia incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Boronia will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co. acts as the commodity broker and/or the counterparty with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency option contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty. These agreements, which seek to reduce both the Trading Company’s and the counterparty’s exposure on off-exchange-traded forward currency contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

8.	Members’ Capital:

a.

Members’ Capital. The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, U.S. Treasury bills, at fair value, unrealized appreciation on open futures contracts, unrealized appreciation on open forward contracts and other assets) less all liabilities (including, but not limited to, unrealized depreciation on open futures contracts, unrealized depreciation on open forward contracts, administrative fees, management fees and incentive fees), determined in accordance with GAAP.

b.

Capital Contributions. Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital Withdrawals. Generally, each Member may withdraw all or a portion of its capital contributions and undistributed profits, if any, from the Trading Company as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the Trading Manager at least three days in advance of the Redemption Date. However, a Member may request a withdrawal as of the end of any day if such request is received by the Trading Manager at least three days in advance of the proposed withdrawal day.

d.

Distributions. Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits.

CMF Boronia I, LLC

(formerly, Morgan Stanley Smith Barney Boronia I, LLC)

Notes to Financial Statements

9.	Financial Highlights:

Financial highlights for the non-managing Members as a whole for the years ended December 31, 2016, 2015 and 2014 are as follows:

	2016	2015	2014
Ratios to Average Members’ Capital:

Net investment loss *	(4.9) %	(5.2) %	(10.2) %

Operating expenses before incentive fees	4.1%	4.4%	4.8%
Incentive fees	1.0%	0.9%	5.4%

Operating expenses after incentive fees	5.1%	5.3%	10.2%

Total return:
Total return before incentive fees	(1.3) %	(4.4) %	27.3%
Incentive fees	(0.9) %	(0.8) %	(5.9) %

Total return after incentive fees	(2.2) %	(5.2) %	21.4%

*	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average Members’ capital.

10.	Subsequent Events:

As of January 1, 2017, Ceres became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). Prior to January 1, 2017, Ceres was a wholly-owned subsidiary of MSSBH. MSD Holdings is ultimately owned by Morgan Stanley.

Effective February 27, 2017, the Trading Company changed its name from Morgan Stanley Smith Barney Boronia I, LLC to CMF Boronia I, LLC.

Effective February 27, 2017, Custom Solutions changed its name from Morgan Stanley Managed Futures Custom Solutions Fund LP – Series A to Managed Futures Custom Solutions Fund LP – Series A.

Ceres has evaluated the subsequent events through the date the financial statements are issued and has determined that there were no additional subsequent events requiring adjustment to or disclosure in the financial statements.